Exhibit E 3
Execution Copy
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of September 27, 2009 ( “Effective Date”) by and among GenTek Technologies Marketing, Inc., a Delaware corporation (“GenTek Technologies”), General Chemical Performance Products, LLC, a Delaware limited liability company (“General Chemical”, together with GenTek Technologies, the “Companies” and each, the “Company”), and William E. Redmond, Jr. (“Executive”).
WITNESSETH:
     WHEREAS, the GenTek, Inc. (“GenTek”)and Executive entered into that certain Employment Agreement, dated as of May 23, 2005 (the “Original Agreement”), pursuant to which Executive is currently employed by the GenTek as the President and Chief Executive Officer;
     WHEREAS, GenTek and ASP GT Acquisition Corporation have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);
     WHEREAS, effective as of the closing date (the “Closing”) set forth and defined in the Merger Agreement, the Original Agreement shall become null and void and shall be superseded by this Agreement; and
     WHEREAS, GenTek Technologies desires to employ Executive as its President and Chief Executive Officer, General Chemical desires to employ Executive as its Chief Executive Officer, and Executive desires to accept both such employments, in each case upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Companies and Executive, intending to be legally bound, hereby agree as follows.
          I. AGREEMENT TO EMPLOY. UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS AGREEMENT, THE COMPANIES HEREBY AGREE TO EMPLOY EXECUTIVE, AND EXECUTIVE HEREBY ACCEPTS EMPLOYMENT BY THE COMPANIES.
          II. EMPLOYMENT; POSITION AND RESPONSIBILITIES.
               A. Employment. The Companies shall employ Executive beginning on the Closing until such employment is terminated pursuant to Section 6. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.” Notwithstanding the foregoing or anything in Section 6 to the contrary, this Agreement shall terminate and be null and void, without any liability of any party hereto, if the Closing does not occur on or before the Extended Outside Date, as such term is defined in the Merger Agreement.

               B. Position and Responsibilities. During the Employment Period, Executive shall serve as President and the Chief Executive Officer of GenTek Technologies. During the Employment Period until the termination set forth in Section 6(a) hereof, Executive shall also serve as Chief Executive Officer of General Chemical. With respect to Executive’s duties relating to GenTek Technologies, Executive shall report directly to the Board of Directors of the GenTek Technologies (the “Board”). With respect to Executive’s duties relating to General Chemical, Executive shall report directly to the Board of Directors of General Chemical (the “General Chemical Board”). In both cases, Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other reasonable duties consistent with Executive’s titles and positions as the Board or the General Chemical Board, as applicable, specifies from time to time. Executive shall provide such services to any Subsidiary (as defined below) of either of the Companies without additional compensation or benefits beyond those set forth in the Agreement. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of his position hereunder, except for (i) vacation time and absence for sickness or similar disability; (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder and is in compliance with Executive’s covenants and obligations under Section 7, such reasonable time as may be devoted to service on boards of directors of other corporations and entities and the fulfillment of civic responsibilities, including, without limitation, delivering lectures or fulfilling speaking engagements; and (iii) such reasonable time as may be necessary from time to time for personal financial matters.
          III. BASE SALARY; FEE.
               A. Base Salary. During the Employment Period, GenTek Technologies shall pay Executive a base salary at an annualized rate of $400,000, payable in installments on GenTek Technologies’ regular payroll dates. The Board shall review Executive’s base salary annually, and, based on the performance of Executive, the financial condition of GenTek Technologies, prevailing industry salary levels and such other factors that the Board shall consider relevant, shall increase, but not decrease, Executive’s base salary. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the “Base Salary.”
               B. Fee. During the period that Executive shall serve as Chief Executive Officer of General Chemical, General Chemical shall pay Executive a lump-sum fee at a monthly rate of $15,000, payable within ten (10) days following the end of each month (the “Fee”).
          IV. OTHER COMPENSATION; CO-INVESTMENT.
               A. Annual Incentive Compensation. GenTek Technologies shall include Executive for participation in its annual incentive compensation plan for its executive officers (“Bonus Plan”) in accordance with the generally applicable terms thereof as in effect from time to time. The Bonus Plan shall provide that, for each fiscal year of GenTek Technologies ending during the Employment Period, beginning in 2010 (each such year, a “Bonus Year”), the Bonus Plan’s performance targets shall be based 50% on GenTek Technologies’ EBITDA and 50% on GenTek Technologies’ free cash flow (the “Targeted Financials”) and shall be established each fiscal year by the Board, consistent with past practices, based on reasonable input and guidance from Executive with respect such performance targets. Executive’s target bonus for each Bonus Year shall be equal to 125% of the Base Salary in effect for such year (the “Target Bonus”). If GenTek Technologies’ EBITDA and free cash flow (the “Actual Financials”) for a Bonus Year (as determined by GenTek Technologies’ auditor) are:
          1. less than 90% of the Targeted Financials, the annual bonus (the “Annual Bonus”) for such Bonus Year shall be zero.
          2. equal to 90% of the Targeted Financials, the Annual Bonus for such Bonus Year shall be an amount equal to the product of: (A) the Target Bonus and (B) 75%;
          3. greater than 90% but less than 100% of the Targeted Financials, the Annual Bonus for such Bonus Year shall be an amount between 75% and 100% of the Target Bonus, as determined by means of linear interpolation between Actual Financials and the Targeted Financials (for example, if the Actual Financials are equal to 94% of the Targeted Financials in a given year, then the Annual Bonus for such year shall be 85% of Target Bonus (i.e., the Annual Bonus shall be increased by 2.5% for each full percentage point that the Actual Financials are in excess of 90% of the Targeted Financials));
          4. equal to 100% of the Targeted Financials, the Annual Bonus for such Bonus Year shall be an amount equal to the Target Bonus;
          5. greater than 100% but less than 137.5% of the Targeted Financials, the Annual Bonus for such Bonus Year shall be an amount between 100% and 175% of the Target Bonus, as determined by means of linear interpolation between Actual Financials and the Targeted Financials (for example, if the Actual Financials are equal to 120% of the Targeted Financials in a given year, then the Annual Bonus for such year shall be 140% of Target Bonus (i.e., the Annual Bonus shall be increased by 2% for each full percentage point that the Actual Financials are in excess of 100% of the Targeted Financials)); or
          6. greater than or equal to 137.5% of the Targeted Financials, the Annual Bonus for such Bonus Year shall be an amount equal to the product of (A) the Target Bonus and (B) 175%.

Notwithstanding the terms of the Bonus Plan, the Targeted Financials for the fiscal years ending 2010 and 2011 shall be based on the EBITDA and free cash-flow targets previously submitted provided to American Securities LLC (the “Principal Owner”) as of the date hereof. The Annual Bonus shall be paid in cash and shall be paid no later than thirty (30) days following receipt by the Board of the consolidated financial statements of the GenTek Technologies for the applicable Bonus Year, but in all cases the Annual Bonus shall be paid no later than the last day to qualify such bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4).
               B. 2009 Bonus. Notwithstanding Section 4(a), with respect to the fiscal year ending 2009, Executive shall be entitled to a cash bonus amount equal to the bonus Executive would have been entitled to receive under Section 4(a) of the Original Agreement based on GenTek’s full year EBITDA and free cash flow results as compared to the established targets set forth in the GenTek 2009 plan as previously approved by the GenTek Board (“2009 Bonus”), provided that such bonus shall be determined in a manner consistent with payout calculations and determinations made and awarded from 2006-2009 by GenTek compensation committee. The 2009 Bonus shall be paid in cash at the time specified in the last sentence of Section 4(a). Notwithstanding anything herein to the contrary, in the event that Executive’s employment is terminated by GenTek Technologies for Cause or by Executive without Good Reason prior to the date the 2009 Bonus is paid, such bonus shall be forfeited.
               C. Long-Term Incentive Award Opportunity. Executive shall be entitled to participate in the equity incentive plan of GenTek Technologies established by the Board following Closing, if any. The terms and conditions and the amount of any equity awards granted under the plan shall be commensurate with Executive’s title and position. The equity awards shall vest and be subject to terms and conditions substantially similar to those terms and conditions that are typical for other chief executive officers of other similarly situated companies owned by the Principal Owner (as defined below). Notwithstanding the foregoing, the equity awards shall vest in full upon (i) the occurrence of a change in control or other similar transaction or sale of all or a substantially all of the equity or assets of GenTek Technologies (as determined in accordance with the terms of the equity incentive plan) or (ii) a termination of Executive’s employment without Cause (as defined below) within three (3) months prior to or in connection with such a transaction.
               D. Severance Payment. Immediately upon and in connection with the Closing, the Companies shall pay Executive a lump-sum cash amount equal to $1,995,000 (the “Severance Payment”), provided that Executive executes and delivers a general release of all claims (other than the claims relating to collection of the Severance Payment) in the form attached hereto as Exhibit A no later than fifty (50) days following the Date of Termination (as defined below) and does not revoke such release. Such amount is based on an amount equal to the product of (A) Executive’s Base Salary (as defined and set forth in the Original Agreement), as determined on date immediately preceding the Closing, and (B) three (3). The Principal Owner and the Companies acknowledge and agree that the Severance Payment is required to be paid to Executive in satisfaction of the severance payment that Executive is entitled to under subparagraph (a) of Section 3.02 of that certain GenTek, Inc. Executive Severance Plan (the “Severance Plan”). In addition to the Severance Payment, the Principal Owner shall or shall cause GenTek or the Companies to terminate the vesting restrictions on all outstanding unvested equity awards of GenTek granted to Executive as of the date of the Closing. Executive shall be entitled to sell such equity together with all of Executive’s vested and other equity interests in GenTek for cash in connection with the Closing. The Principal Owner and the Companies also agree that the payment to Executive of the Severance Payment and the accelerated vesting of equity shall be a condition precedent to Executive’s requirement to perform the duties set forth in Section 2. In addition to the Severance Payment, the Principal Owner shall or shall cause GenTek or the Companies to pay or provide Executive with all other payments and benefits under the Severance Plan (whether or not such plan is valid or operative post-Closing) including, but not limited to, the Gross-Up Payment and benefits set forth in Section 3.04 thereof.
               E. Co-Investment. Immediately upon and in connection with the Closing, Executive shall purchase an equity interest in GenTek Technologies and General Chemical based on an aggregate purchase price equal to the Net Award Consideration. For purposes of this Section 4(e), the “Net Award Consideration” shall mean the net after-tax cash proceeds actually paid to Executive in consideration for 20% of Executive’s equity awards of GenTek that are liquidated in connection with the Closing. For the avoidance of doubt, Net Award Consideration shall exclude all federal, state and local taxes incurred by or expected to be incurred by Executive (as reasonably determined by Executive or Executive’s accountant) in connection with the sale of the 20% equity interest. The equity interest purchased by Executive under this Section 4(e) (the “Equity Investment”) shall be in the same classes of securities and in the same proportions as the Principal Owner. With respect to the Equity Investment, Executive shall have all rights, title and interest in and to such equity on terms and conditions that no less favorable than other management investors. Executive shall execute any equity ownership agreements necessary to document such rights. The Equity Investment shall be not be subject to any vesting restrictions or forfeiture. Notwithstanding the foregoing, the Principal Owner and/or the Companies shall have the right to purchase Executive’s Equity Investment in accordance with the provisions of the Shareholders Agreement (the “Call Right”). The Call Right shall provide that in the event of Executive’s termination by the Companies without Cause, Executive’s termination for Good Reason (as defined below), Executive’s termination without Good Reason on or following the three year anniversary of the Closing, death or Disability, the Principal Owner and/or the Companies shall have the right to purchase Executive’s Equity Investment at a price equal to fair market value on the date of Executive’s termination. In the event of Executive’s termination from the Company for Cause or Executive’s voluntary termination without Good Reason prior to the three year anniversary of the Closing, the Call Right shall be exercisable for a price equal to the lesser of (i) fair market value on the date of Executive’s termination and (ii) the original cost of Executive’s Equity

Interest. Executive’s rights shall be more fully documented in the equity ownership documents to be prepared by the Companies containing customary drag along, tag along, restrictions on sale and other customary provisions. The Companies shall take all reasonable and necessary steps to ensure that the Equity Investment is made in accordance with applicable federal and state security laws. Additionally, Executive and the Companies shall take all necessary steps to avoid Executive’s being deemed both an owner and employee of a limited liability company, to the extent required by law.
          V. EMPLOYEE BENEFITS; PERQUISITES, ETC.
               A. Employee Benefits. During the Employment Period, Executive shall be entitled to participate in the profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by the Companies for their senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. The benefits referred to in this Section 5(a) shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with the Companies hereunder. In addition to medical coverage as provided hereunder, the Executive shall be reimbursed for up to $5,000 per year for out-of-plan coverage expenses. The foregoing reimbursement shall be the liability of whichever one of the Companies that sponsors the medical plan in which Executive participates.
               B. Perquisites. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Companies for their senior executives, on a basis that is commensurate with Executive’s position and duties with each Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.
               C. Business Travel, Lodging, etc. The Companies shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the applicable Company, of the incurrence and purpose of each such expense and otherwise in accordance with the applicable Company’s business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time.
               D. Vacation. During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation on an annualized basis. Upon a termination of employment for any reason, the Companies shall pay Executive any accrued but unused vacation for the year in which the termination occurs.

          VI. TERMINATION OF EMPLOYMENT.
               A. Termination of Services by General Chemical. Notwithstanding anything herein to the contrary, the General Chemical Board may terminate Executive’s employment or the Executive may resign his employment with General Chemical at any time for any reason by providing Executive or the General Chemical Board, as the case may be, with written notice in the manner set forth in Section 6(f). Upon such termination by the General Chemical Board or resignation by Executive, Executive’s employment and all of his responsibilities and duties with General Chemical shall cease and Executive shall no longer be entitled to the Fee or any other payments, benefits or severance from General Chemical; provided, however, that Executive may, at the discretion of the General Chemical Board, continue to serve as a member of the General Chemical Board. In no event or manner shall a termination by General Chemical of Executive’s services affect Executive’s employment with GenTek Technologies, his right to serve on the Board or any other rights, benefits or compensation under this Agreement. Additionally, in the event of such a termination, the term “Companies” under this Agreement shall mean GenTek Technologies only and General Chemical shall no longer have any rights hereunder.
               B. Termination Due to Disability. The Board may terminate Executive’s employment due to Executive’s having a Disability. For purposes of this Agreement, “Disability” shall mean a long-term disability as defined under any long-term disability plan maintained by one of the Companies under which Executive is covered. If Executive is not covered under any such plan, Disability shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder for a continuous period of six (6) months or longer or one hundred eighty (180) days in any three hundred sixty-five (365)-day period. Where Executive is not covered by a disability plan, the determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to the Companies and Executive (or his representative,), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Companies or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Companies to advise such independent physician.
               C. Termination by the Companies for Cause. The Board may terminate Executive’s employment for Cause. “Cause” shall mean (i) Executive’s material failure to carry out or comply with any lawful directive of the Board consistent with the terms of this Agreement, which failure is not remedied by the Executive within thirty (30) days after receiving written notice from the Board specifying such failure; (ii) the knowing and willful engagement in a fraudulent act to the damage or prejudice of the Company or in conduct or activities damaging to the property, business or reputation of the Company, all as determined by the Board; (iii) a conviction of or plea of guilty or nolo contendere to, or the confession to, the commission of any felony, any misdemeanor involving moral turpitude or any act of fraud, misappropriation or embezzlement; (iv) any act or omission involving willful malfeasance or negligence in the performance of Executive’s duties hereunder to the detriment of the Company, all as determined by the Board, which, if capable of correction (as determined by the Board), has not been corrected by Executive within thirty (30) days after written notice by the Company of any such act or omission; (v) failure by Executive to comply in any material respect with terms of any written policies or directives of the Company (including, but not limited to, policies relating to avoidance of discrimination and harassment) as determined by the Board, which, if capable of correction (as determined by the Board), has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure, or (vi) breach by Executive of the provisions set forth in Section 7, as determined by the Board
               D. Termination Without Cause. The Board may terminate Executive’s employment Without Cause. A termination “Without Cause” shall mean a termination of Executive’s employment by GenTek Technologies other than due to Executive’s death or Disability or for Cause.
               E. Termination by Executive. Executive may terminate his employment with or without Good Reason. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Companies following, without Executive’s consent, failure of the Companies (A) to pay Executive the Severance Payment in accordance with the terms of Section 4(d); (B) to provide the Gross-Up Payment and benefits in accordance with the terms of Section 4(d); (C) to pay Executive the 2009 Bonus in accordance with the terms of Section 4(b); and (D) to provide Executive with equity grant in accordance with Section 4(c) (the payments and benefits set forth in subparagraphs (A), (B), (C) and (D), collectively,“ Material Payments”). For purposes of this definition, no action of the type described in this Section 6(e) shall constitute “Good Reason” if it was remedied by the Companies within 30 days after receipt of written notice thereof by Executive (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that the Companies have commenced such remedy within said 30 day period); provided that “Good Reason” shall cease to exist for any action described in this Section 6(e) on the sixtieth (60th) day following the later occurrence of such action or Executive’s knowledge thereof, unless Executive has given the Companies written notice thereof prior to such date. In the event Executive has given the Companies written notice thereof on or prior to such sixtieth (60th) day, then Executive must terminate employment for Good Reason within two (2) years following the occurrence of the applicable Good Reason event.
               F. Notice of Termination; Date of Termination. Any termination of Executive’s employment by the Companies pursuant to Section 6(a), 6(b), 6(c) or 6(d), or by Executive pursuant to Section 6(e), must be communicated by a written Notice of Termination (as defined below) addressed to the other parties to this Agreement. The

Notice of Termination must be dated the date it is sent, delivered in accordance with Section 11(f) (relating to Notices), identify the specific provisions of this Section 6 under which such termination is being effected, and describe, in reasonable detail, the facts and circumstances claimed to give rise to the termination (a “Notice of Termination”). The effective date of any termination of Executive’s employment (the “Date of Termination”) shall be: (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Companies for Cause or due to Executive’s Disability, the date on which the Notice of Termination is given, (iii) if Executive’s employment is terminated by Executive for Good Reason, the later of the date on which the Notice of Termination is given or, the date any applicable cure period described in Section 6(e) ends, and (iv) if Executive’s employment is terminated by the Companies Without Cause or by Executive without Good Reason, the date specified in the Notice of Termination, or if no such date is specified, thirty (30) days after the Notice of Termination is given.
               G. Payments Upon Certain Terminations.
               1. In the event of a termination of Executive’s employment (A) by Executive for Good Reason or (B) by the Company without Cause at any time following the occurrence of the event constituting Good Reason (as described in the written notice to the applicable Company) but prior to the date that the Good Reason event is cured by the applicable Company (such termination, a “Qualifying Termination”), in addition to any other remedy that Executive may have under law or equity, GenTek Technologies shall pay to Executive (or, following his death, to Executive’s beneficiaries): (A) his full Base Salary through the Date of Termination, plus any earned but unpaid Annual Bonus under the Bonus Plan for the Bonus Year prior to year in which the Qualifying Termination occurs, plus all accrued and unused vacation for the year in which the Qualifying Termination occurs, through the Date of Termination; and (B) Executive executes and delivers a general release of all claims (other than the claims relating to collection of the Material Payments) in the form attached hereto as Exhibit B no later than fifty (50) days following the Date of Termination and does not revoke such release, an additional amount equal to one (1) times the sum of his Base Salary at the rate in effect hereunder immediately prior to the Qualifying Termination; payable in a single lump sum within sixty (60) days after the Date of Termination. In the event of a Qualifying Termination, the terms of the award agreements shall govern the Executive‘s rights with respect to his equity awards.
               2. In the event of a termination of Executive’s employment during the Employment Period other than a Qualifying Termination, the Companies shall pay Executive (or, in the event of his death, his beneficiaries) his full Base Salary and Fee, if applicable, through the Date of Termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to the year in which the employment termination occurs, plus all accrued and unused vacation for the year in which the termination of employment occurs, through the Date of Termination. In the event of a termination of Executive’s employment other than a Qualifying Termination, the terms of the award agreements shall govern the Executive‘s rights with respect to his equity awards.
               H. Benefits Upon Termination. In the event of a Qualifying Termination or a termination of Executive’s employment with the Companies Without Cause, the Companies or their Successors shall, for a period of three (3) years, provide Executive (i) continued coverage under the group medical and group dental plans of the Companies, and (ii) continued participation in the Companies’ executive medical allowance program (the “Continued Benefits”) in which Executive was a participant immediately prior to the Date of Termination, provided that Executive executes and delivers a general release of all claims (other than claims relating to collection of the Continued Benefits) in the form attached hereto as Exhibit B no later than fifty (50) days following the Date of Termination and does not revoke such release. The Companies or their Successor, as applicable, shall be solely responsible for all costs of such plans, including without limitation the payment of all premiums, contributions and other co-payments required under the terms of such plans. Executive shall not have a duty to mitigate the costs to the Companies under this Section 6(i), except that Continued Benefits shall be reduced to the extent of any comparable benefit coverage offered to Executive at a comparable cost to Executive by a subsequent employer or other Person for whom Executive performs services, including, but not limited to, consulting services.
          VII. CONFIDENTIALITY; NONSOLICITATION; NONCOMPETITION; ETC.
               A. Unauthorized Disclosure. During the Employment Period and at all times thereafter, without the prior written consent of the Board or its authorized representative, except in connection with the faithful performance of Executive’s duties hereunder or to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to Companies and their Subsidiaries or (ii) that the Companies or any of their Subsidiaries may receive belonging to any of their suppliers, customers or others who do business with them (collectively, “Confidential Information”) to any Person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 7(a)). Notwithstanding the foregoing or anything herein to the contrary, nothing in this Agreement shall prohibit Executive from (i)

disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (ii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iii) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.
               B. Non-Competition. During the Employment Period, following any termination thereof, the period ending on the second anniversary of the Date of Termination (such applicable periods collectively, the “Restriction Period”), Executive shall not, directly or indirectly, become employed in an executive capacity by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person anywhere in the United States that competes or has a reasonable potential for competing, in a material way in the selling of products or product lines that were sold by or in development by the Companies or any of their Subsidiaries as of the Date of Termination (the “Business”). For purposes of this Section 7(b), the phrase employment “in an executive capacity” shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other Person or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to Executive or other executive officers of the Companies. Notwithstanding the foregoing, this Section 7(b) shall not prohibit Executive from assuming employment with a company that is involved in the Business if less than 10% of the gross revenues of such company are derived from the Business and Executive is not engaged in activities, performing functions, undertaking duties or supervising others in such activities, functions or duties that are directly related to the Business.
               C. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment or engagement, employ, engage or otherwise interfere with the relationship of the Companies or any of their Subsidiaries with any natural person throughout the world who is or was employed by the Companies or any of their Subsidiaries at any time during the Employment Period or during the six (6)-month period preceding such solicitation, employment or interference, other than (A) any such solicitation or employment on behalf of the Companies or any of their Subsidiaries during the Employment Period, or (B) utilizing advertising for employee positions to the general public; or (ii) induce any employee of the Companies or any of their Subsidiaries who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 7(a), 7(b) or 7(c).
               D. Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Companies all of (i) the property of each of the Companies and their Subsidiaries; and (ii) the documents and data of any nature and in whatever medium of each of the Companies and their respective Subsidiaries, and Executive shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.
          VIII. CERTAIN ACKNOWLEDGMENTS AND AGREEMENTS; INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS; FORUM, VENUE AND JURISDICTION.
               A. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Companies irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Companies shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Companies may have.
               B. Executive acknowledges and agrees that Executive will have a prominent role in the management of the business and the development of the good-will of the Companies and their Subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Companies and their Subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Companies and their Subsidiaries and that (i) in the course of his employment with the Companies, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Companies and their Subsidiaries in the United States of America and the rest of the world that could be used to compete unfairly with the Companies and their Subsidiaries; (ii) the covenants and restrictions contained in Section 7 are intended to protect the legitimate interests of the Companies and their Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.
               C. The Companies and Executive each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the federal courts of the United States of America, in respect of the injunctive remedies set forth in this Section 8 and the interpretation and enforcement of Section 7 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 8, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties an over the subject matter of any dispute relating to any request or application for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provision of this Section 8.
               D. Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 7, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.
               E. If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.
               F. If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants set forth in Section 7, Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.
          IX. INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.
               A. Indemnification. The Companies hereby agree that both shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by the Companies in advance of the final disposition of such litigation upon receipt by the Companies of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Companies under this Agreement, including, but not limited to, as a result of such exception. This Section 9(a) shall survive any termination of this Agreement and Executive’s employment with the Companies for any reason.

               B. Directors and Officers Insurance. The Companies both agree to provide Executive with coverage under a directors and officers liability insurance policy providing coverage at least equal to the coverage provided by the Companies to their other directors and officers.
          X. ARBITRATION. ANY CLAIM, DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL, UPON THE WRITTEN REQUEST OF EITHER DISPUTANT, BE FINALLY SETTLED BY ARBITRATION CONDUCTED EXPEDITIOUSLY IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION REGARDING RESOLUTION OF EMPLOYMENT-RELATED DISPUTES. THE ARBITRATOR MAY, WITHOUT LIMITATION, AWARD INJUNCTIVE RELIEF, BUT SHALL NOT BE EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES, AND EACH DISPUTANT SHALL BE DEEMED TO HAVE IRREVOCABLY WAIVED ANY DAMAGES IN EXCESS OF COMPENSATORY DAMAGES, SUCH AS PUNITIVE DAMAGES. THE ARBITRATOR’S DECISION SHALL BE FINAL AND LEGALLY BINDING ON THE DISPUTANTS AND THEIR SUCCESSORS AND ASSIGNS, AND JUDGMENTS BY THE ARBITRATOR MAY BE ENTERED INTO IN ANY COURT HAVING JURISDICTION. ALL ARBITRATION CONFERENCES AND HEARINGS SHALL BE HELD IN NEW YORK, NEW YORK. UNLESS OTHERWISE DETERMINED BY THE ARBITRATOR OR PURSUANT TO THIS SECTION 10, EACH PARTY SHALL BE RESPONSIBLE FOR PAYING ITS OWN LEGAL FEES AND EXPENSES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT OF THE FAILURE BY THE COMPANIES TO PAY ANY MATERIAL PAYMENT, IN ADDITION TO EXECUTIVE’S RIGHTS AND REMEDIES UNDER LAW, EXECUTIVE SHALL ALSO BE ENTITLED TO BE AWARDED LEGAL FEES INCURRED IN ANY ACTION TO RECOVER PAYMENTS UNDER ANY MATERIAL PAYMENT. IF EXECUTIVE IS NOT SUCCESSFUL IN AN ACTION TO RECOVER ANY MATERIAL PAYMENTS, THE COMPANIES SHALL BE ENTITLED TO BE AWARDED LEGAL FEES IN DEFENSE OF SUCH UNSUCCESSFUL ACTION.
          XI. MISCELLANEOUS.
               A. Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Companies, and their successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 11(a). The Companies may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of their business and/or assets (by whatever means), provided that the

Successor(s) to the Companies shall expressly assume and agree to perform this Agreement in accordance with the terms hereof.
               B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflicts of law, provided that the indemnification provisions contained in Section 9(a) shall be governed by and construed in accordance with Delaware law.
               C. Taxes. The Companies may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.
               D. Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Companies, is approved by the Board or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
               E. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
               F. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to General Chemical, to it at:
General Chemical Performance Products LLC
90 East Halsey Road
Parsippany, NJ 07054

Attn: William E. Redmond, Jr.
Tel: (973) 515-0900
Fax: (973) 515-2468
with a copy (which will not constitute notice to the Company) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Attn: William P. O’Neill
          Raymond B. Grochowski
Tel: (202) 637-2200
Fax: (202) 637-2201
If to GenTek Technologies, to it at:
GenTek Technologies, Inc.
90 East Halsey Road
Parsippany, NJ 07054
Attn: William E. Redmond, Jr.
Tel: (973) 515-0900
Fax: (973) 515-2468
with a copy (which will not constitute notice to the Company) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Attn: William P. O’Neill
          Raymond B. Grochowski
Tel: (202) 637-2200
Fax: (202) 637-2201
          and
if to Executive, to him at his residential address as currently on file with the Companies, with a copy to:
Robert M. Lia, Esq.
Boies, Schiller & Flexner LLP
575 Lexington Avenue, 7th Fl.
New York, NY 10022
               G. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               H. Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
               I. Fees and Expenses. In the event of litigation or arbitration between the parties, each party shall bear its own fees and costs associated with the litigation or arbitration, including, without limitation, attorneys’ fees. The Companies shall reimburse Executive for the reasonable fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement.
               J. Certain definitions.
               “Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
               “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
               “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
               “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.
          XII. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER AGREEMENTS AND INSTRUMENTS CONTEMPLATED HEREBY OR REFERRED TO HEREIN CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF. ALL PRIOR CORRESPONDENCE AND PROPOSALS (INCLUDING, BUT NOT LIMITED TO, SUMMARIES OF PROPOSED TERMS) AND ALL PRIOR PROMISES, REPRESENTATIONS, UNDERSTANDINGS, ARRANGEMENTS AND AGREEMENTS RELATING TO SUCH SUBJECT MATTER (INCLUDING, BUT NOT LIMITED TO, THOSE MADE TO OR WITH EXECUTIVE BY ANY OTHER PERSON) ARE MERGED HEREIN AND SUPERSEDED HEREBY.
          XIII. SURVIVAL OF PROVISIONS. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES’ POST-

TERMINATION OBLIGATIONS AND THE PARTIES’ OTHER RESPECTIVE RIGHTS, INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF SECTIONS 6, 7 AND 9 SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT FOR ANY REASON WHATSOEVER.
          XIV. LEGAL FEES. WHETHER OR NOT THE CLOSING OCCURS, THE COMPANIES OR, IF THERE IS NO CLOSING, THE PRINCIPAL OWNER, SHALL PAY DIRECTLY OR REIMBURSE EXECUTIVE FOR LEGAL FEES AND EXPENSES INCURRED IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT (AND THE AGREEMENTS CONTEMPLATED BY THIS AGREEMENT); PROVIDED, HOWEVER, THAT SUCH PAYMENT OR REIMBURSEMENT OBLIGATION SHALL NOT EXCEED $25,000 IN THE AGGREGATE.
          XV. IN-KIND BENEFITS AND REIMBURSEMENTS. IN-KIND BENEFITS AND REIMBURSEMENTS PROVIDED UNDER THIS AGREEMENT DURING ANY TAX YEAR OF THE EXECUTIVE SHALL NOT AFFECT IN-KIND BENEFITS OR REIMBURSEMENTS TO BE PROVIDED IN ANY OTHER TAX YEAR OF THE EXECUTIVE AND ARE NOT SUBJECT TO LIQUIDATION OR EXCHANGE FOR ANOTHER BENEFIT. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, REIMBURSEMENT REQUESTS MUST BE TIMELY SUBMITTED BY EXECUTIVE AND IF TIMELY SUBMITTED PAYMENTS SHALL BE MADE AS SOON AS ADMINISTRATIVELY PRACTICABLE FOLLOWING SUCH SUBMISSION, BUT IN NO EVENT LATER THAN THE LAST DAY OF EXECUTIVE’S TAXABLE YEAR FOLLOWING THE TAXABLE YEAR IN WHICH THE EXPENSE WAS INCURRED.
          XVI. 409A. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR THE EITHER OF THE COMPANIES’ EXECUTIVE SEVERANCE PLANS, IN NO EVENT SHALL A QUALIFYING TERMINATION OCCUR UNDER THIS AGREEMENT OR A TERMINATION OF EMPLOYMENT OCCUR UNDER EITHER OF THE COMPANIES’ EXECUTIVE SEVERANCE PLANS UNLESS SUCH TERMINATION CONSTITUTES A “SEPARATION FROM SERVICE” WITHIN THE MEANING OF TREASURY REGULATION SECTION 1.409A -1(H). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF AT THE TIME OF EXECUTIVE’S TERMINATION OF EMPLOYMENT WITH THE COMPANIES, THE EXECUTIVE IS A “SPECIFIED EMPLOYEE” AS DEFINED IN SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AS REASONABLY DETERMINED BY THE COMPANIES IN ACCORDANCE WITH SECTION 409A OF THE CODE, AND THE DEFERRAL OF THE COMMENCEMENT OF ANY PAYMENTS OR

BENEFITS OTHERWISE PAYABLE HEREUNDER AS A RESULT OF SUCH TERMINATION OF EMPLOYMENT IS NECESSARY IN ORDER TO PREVENT ANY ACCELERATED OR ADDITIONAL TAX UNDER SECTION 409A OF THE CODE, THEN THE COMPANIES WILL DEFER THE COMMENCEMENT OF THE PAYMENT OF ANY SUCH PAYMENTS OR BENEFITS HEREUNDER (WITHOUT ANY REDUCTION IN THE PAYMENTS OR BENEFITS ULTIMATELY PAID OR PROVIDED TO THE EXECUTIVE) UNTIL THE DATE THAT IS AT LEAST SIX (6) MONTHS FOLLOWING THE EXECUTIVE’S TERMINATION OF EMPLOYMENT WITH THE COMPANIES (OR THE EARLIEST DATE PERMITTED UNDER SECTION 409A OF THE CODE), WHEREUPON THE COMPANIES WILL PAY THE EXECUTIVE A LUMP-SUM AMOUNT EQUAL TO THE CUMULATIVE AMOUNTS THAT WOULD HAVE OTHERWISE BEEN PREVIOUSLY PAID TO THE EXECUTIVE UNDER THIS AGREEMENT DURING THE PERIOD IN WHICH SUCH PAYMENTS OR BENEFITS WERE DEFERRED. THEREAFTER, PAYMENTS WILL RESUME IN ACCORDANCE WITH THIS AGREEMENT. THIS AGREEMENT IS INTENDED TO BE WRITTEN, ADMINISTERED, INTERPRETED AND CONSTRUED IN A MANNER SUCH THAT NO PAYMENT OR BENEFITS PROVIDED UNDER THE AGREEMENT BECOME SUBJECT TO (A) THE GROSS INCOME INCLUSION SET FORTH WITHIN SECTION 409A(A)(1)(A) OF THE CODE OR (B) THE INTEREST AND ADDITIONAL TAX SET FORTH WITHIN SECTION 409A(A)(1)(B) OF THE CODE (TOGETHER, REFERRED TO HEREIN AS THE “SECTION 409A PENALTIES”), INCLUDING, WHERE APPROPRIATE, THE CONSTRUCTION OF DEFINED TERMS TO HAVE MEANINGS THAT WOULD NOT CAUSE THE IMPOSITION OF SECTION 409A PENALTIES. IN NO EVENT SHALL THE COMPANIES BE REQUIRED TO PROVIDE A TAX GROSS-UP PAYMENT TO EXECUTIVE OR OTHERWISE REIMBURSE EXECUTIVE WITH RESPECT TO SECTION 409A PENALTIES.

     IN WITNESS WHEREOF, Companies and the Principal Owner have duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

GENTEK, INC.	GENERAL CHEMICAL, LLC.

Name:	Name:
Title:	Title:

GENTEK TECHNOLOGIES MARKETING, INC.

Name:
Title:

EXECUTIVE.

WILLIAM E. REDMOND, JR.

Execution Copy
EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
          This General Release of all Claims (this “Agreement”) is entered into by and between William E. Redmond, Jr. (“Executive”), GenTek Technologies Marketing, Inc. and General Chemical Performance Products, LLC (each, a “Company”, and collectively, the “Companies”), dated as of September, ___ 2009 (the “Effective Date”).
          In consideration of the promises set forth in the Employment Agreement among Executive and the Companies dated September,
___ 2009 (the “Employment Agreement”), as well as any promises set forth in this Agreement, Executive and each of the Companies agrees as follows:
          (1) General Release and Waiver of Claims
          For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Companies and their respective present, former and future direct and indirect shareholders, partners, limited partners, affiliates, members (and the directors and officers of such members), parents, subsidiaries, directors, officers, executives, agents, attorneys, successors and assigns.
          Except as provided in the last sentence of this Paragraph 1, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Employment Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Companies or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.
          Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to (1) payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, (2) vested profits interests or any other vested equity interest in the Companies, (3) rights under any equity ownership agreement, (4) benefit claims under any employee benefit plans in which Executive is a participant by virtue of his employment with the Companies arising after the execution of this Agreement by Executive, (5) rights as a equity-holder of the Companies or any of their respective affiliates, (6) rights to the Material Payments, (7) rights to be indemnified and/or advanced expenses under any corporate document of the Companies, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, and (8) any claim that cannot be waived under applicable law, including any rights to workers’ compensation (the “Excluded Obligations”).
          (2) Release and Waiver of Claims Under the Age Discrimination in Employment Act
          Executive acknowledges that the Companies hereby advised him to consult with an attorney of his choosing, and through this Agreement advise him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to waive any and all claims under the ADEA that he may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, he is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Companies have informed him that he has, at his option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Companies a written notice of his revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.
          (3) Proceedings

          Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against either of the Companies or any other Released Party before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Companies to Executive under the Employment Agreement or with respect to the Excluded Obligations (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
          (4) Remedies
          If Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or the restrictive covenants contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2 of this Agreement within the seven (7)-day period provided under Paragraph 2, the Companies may, in addition to any other remedies they may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Companies for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Companies may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Companies shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.
          Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Companies and limiting also his ability to pursue certain claims against the Companies.
          It is further understood that this Agreement and general release shall not preclude Executive from bringing an action to enforce the terms of the Employment Agreement which are intended to survive following termination of employment and the execution of this Agreement.
          (5) Severability Clause

          In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
          (6) Nonadmission
          Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of either of the Companies.
          (7) Governing Law
          The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.
          EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

          IN WITNESS WHEREOF, the Companies have executed this Agreement as of the date first set forth above and Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under his signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Companies).

GENTEK TECHNOLOGIES MARKETING, INC.

GENERAL CHEMICAL PERFORMANCE PRODUCTS LLC

EXECUTIVE

Name:
Address:

Dated:

(signed by Employee) (received by Company)

EXHIBIT B
GENERAL RELEASE OF ALL CLAIMS
          This General Release of all Claims (this “Agreement”) is entered into by and between William E. Redmond, Jr. (“Executive”), GenTek Technologies Marketing, Inc. and General Chemical Performance Products, LLC (each, a “Company”, and collectively, the “Companies”), dated as of                      (the “Effective Date”).
          In consideration of the termination benefits set forth in the Employment Agreement among Executive and the Companies dated September, ___ 2009 (the “Employment Agreement”), as well as any promises set forth in this Agreement, Executive and each of the Companies agrees as follows:
          (1) General Release and Waiver of Claims
          For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Companies and their respective present, former and future direct and indirect shareholders, partners, limited partners, affiliates, members (and the directors and officers of such members), parents, subsidiaries, directors, officers, executives, agents, attorneys, successors and assigns.
          Except as provided in the last sentence of this Paragraph 1, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Employment Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Companies or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.
          Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to (1) payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, (2) vested profits interests or any other vested equity interest in the Companies, (3) rights under any equity ownership agreement, (4) benefit claims under any employee benefit plans in which Executive is a participant by virtue of his employment with the Companies arising after the execution of this Agreement by Executive, (5) rights as a equity-holder of the Companies or any of their respective affiliates, (6) rights to the Material Payments (to the extent not paid), (7) rights to be indemnified and/or advanced expenses under any corporate document of the Companies, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, and (8) any claim that cannot be waived under applicable law, including any rights to workers’ compensation (the “Excluded Obligations”).
          (2) Release and Waiver of Claims Under the Age Discrimination in Employment Act
          Executive acknowledges that the Companies hereby advised him to consult with an attorney of his choosing, and through this Agreement advise him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to waive any and all claims under the ADEA that he may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, he is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Companies have informed him that he has, at his option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Companies a written notice of his revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.
          (3) Proceedings
          Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against either of the Companies or any other Released Party before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Companies to Executive under the Employment Agreement or with respect to the Excluded Obligations (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
          (4) Remedies
          If Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement or the post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 2 of this Agreement within the seven (7) day period provided under Paragraph 2, the Companies may, in addition to any other remedies they may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Companies for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Paragraphs 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Companies may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Companies shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.
          Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Companies and limiting also his ability to pursue certain claims against the Companies.
          It is further understood that this Agreement and general release shall not preclude Executive from bringing an action to enforce the terms of the Employment Agreement which are intended to survive following termination of employment and the execution of this Agreement.
          (5) Severability Clause
          In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
          (6) Nonadmission
          Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of either of the Companies.

          (7) Governing Law
          The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.
          IN WITNESS WHEREOF, the Companies have executed this Agreement as of the date first set forth above and Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under his signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Companies).

GENTEK TECHNOLOGIES MARKETING, INC.

GENERAL CHEMICAL PERFORMANCE PRODUCTS LLC

EXECUTIVE

Name:
Address:

Dated:

(signed by Employee) (received by Company)